
BANCROFT
MADOC
N

Paleozoic rocks

Intrusive mafic rocks

Intrusive felsic rocks

Metavolcanic rocks

Metasedimentary rocks and gneisses

BANNOCKBURN PROSPECT

GOLD PICK MINES INC.

BANNOCKBURN GOLD PROPERTY

MADOC TOWNSHIP, HASTINGS COUNTY
SOUTHERN ONTARIO MINING DIVISION

REGIONAL GEOLOGY

0 — 3 Kilometres

SEPTEMBER 2002. FIGURE 3